Exhibit 3.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

USAC LEASING 2, LLC

Effective as of August 23, 2013

i

LIMITED LIABILITY COMPANY AGREEMENT
OF
USAC LEASING 2, LLC

This Limited Liability Company Agreement of USAC Leasing 2, LLC (the “Company”), is entered into effective as of August 23, 2013 by and between USAC OpCo 2, LLC, a Texas limited liability company, as the sole member of the Company, and S&R Compression (Texas), LLC, a Texas limited liability company, as the sole manager of the Company.  Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

WHEREAS, the Company was formed as a limited liability company pursuant to the Texas Business Organizations Code, as amended from time to time (the “TBOC”), by filing a Certificate of Formation with the office of the Secretary of State of the State of Texas.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound, the Member hereby agrees as follows:

SECTION 1
NAME

The name of the Company shall be USAC Leasing 2, LLC.

SECTION 2
PRINCIPAL BUSINESS OFFICE

The principal business office of the Company shall be located at such location as may hereafter be determined by the Manager.

SECTION 3
REGISTERED OFFICE

The address of the registered office of the Company in the State of Texas shall be as set forth in the Certificate of Formation.

SECTION 4
REGISTERED AGENT

The name and address of the registered agent of the Company for service of process on the Company in the State of Texas shall be as set forth in the Certificate of Formation.

SECTION 5
MEMBERS

(a)                                 The mailing address of the Member is set forth on Schedule B hereto.

(b)                                 The Member may act by written consent.

SECTION 6
CERTIFICATES

The Member, the Manager or any Officer shall execute, deliver and file, or cause the execution, delivery and filing of, any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until the filing of a Certificate of Termination of a Domestic Entity as provided in the TBOC.  Upon the filing of a Certificate of Termination of a Domestic Entity in accordance with the TBOC, this Agreement and the Company shall terminate.

SECTION 7
PURPOSES

The purpose to be conducted or promoted by the Company is to engage in any lawful acts or activities and to exercise any powers permitted to limited liability companies organized under the laws of the State of Texas.

SECTION 8
POWERS

The Company and the Manager on behalf of the Company shall have and exercise all powers necessary, convenient or incidental to accomplish the Company’s purposes as set forth in Section 7 and shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the TBOC.

SECTION 9
MANAGEMENT

(a)                                 Manager.  The business and affairs of the Company shall be managed by or under the direction of the Manager.  The Member may designate a new manager or additional managers at any time.

(b)                                 Powers.  The Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.  The Manager shall have the authority to bind the Company.

(c)                                  Governance Attributes.  All governance attributes and activities of the Manager shall be governed by the limited liability company agreement of the Manager as in effect from time to time (the “Manager LLC Agreement”).

SECTION 10
OFFICERS

(a)                                 General.  The officers of the Company shall serve at the pleasure of the Manager.  Such officers shall have the authority and duties as set forth herein or as otherwise delegated to each of them, respectively, by the Manager from time to time.

(b)                                 Offices.  The officers of the Company shall be a President, a Secretary, a Treasurer and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Manager from time to time may deem proper.  All officers elected by the Manager shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions hereof.  The Manager may from time to time elect such other officers (including one or more Vice Presidents, General Counsels, Controllers, Assistant Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Company.  Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided herein or as may be prescribed by the Manager, as the case may be.  One person may hold two or more offices.  In its discretion, the Manager may leave unfilled, for any period it may fix or determine, any office.

(c)                                  Election and Term of Office.  The names and titles of the officers of the Company hereby appointed by the Manager are set forth on Schedule C.  Thereafter, the officers of the Company shall be elected annually by the Manager.  If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient.  Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 10(h) of this Agreement.

(d)                                 President, Chief Executive Officer.  The President shall be the Chief Executive Officer of the Company responsible for the general management of the Company and the administration and operation of the Company’s business and general supervision of its policies and affairs, and shall have the general powers and duties of management usually vested in the office of President of a corporation, and shall have such other powers and duties as may be from time to time assigned by the Manager.  He shall make reports to the Manager and shall see that all orders and resolutions of the Manager are carried into effect.

(e)                                  Vice Presidents.  Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Manager.

(f)                                   Treasurer.  The Treasurer shall be the Chief Financial Officer of the Company responsible for exercising general supervision over the receipt, custody and disbursement of corporate funds, and shall have the general powers and duties of management usually vested in the office of Treasurer of a corporation.  The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Manager, or in such banks as may be designated as depositories in the manner provided by resolution of the Manager.  The Treasurer shall, in general, perform all duties incident to the office of the Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Manager.

(g)                                  Secretary.  The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Manager that relate to the Company.  The Secretary shall see that all notices are duly given in accordance with the provisions of all applicable agreements and as required by law; shall be custodian of the records; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed, and shall have the general powers and duties of management usually vested in the office of Secretary of a corporation.  The Secretary, in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Manager.

(h)                                 Removal.  Any officer elected, or agent appointed, by the Manager may be removed (with or without cause) by the Manager (subject to compliance with the Manager LLC Agreement and without prejudice to rights under any applicable employment or related agreement) whenever, in its judgment, the best interests of the Company would be served thereby.  No officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

(i)                                     Vacancies.  A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Manager for the unexpired portion of the term at any meeting of the Manager.

SECTION 11
LIMITED LIABILITY

Except as otherwise expressly provided by the TBOC, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Manager shall be obligated, personally or otherwise, for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.

SECTION 12
CAPITAL CONTRIBUTIONS

The Member is not required to make any capital contribution to the Company.  However, the Member may make capital contributions to the Company at any time.  The provisions of this Agreement, including this Section 12, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of or claimant against the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of or claimant against the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement or otherwise.

SECTION 13
TAX MATTERS

The Member shall take such actions as may reasonably be required under the Internal Revenue Code of 1986, as amended, and the regulations thereunder, in order for the Company to qualify for and receive treatment, and to cause the Company to be taxable, as a disregarded entity for federal income tax purposes.

SECTION 14
DISTRIBUTIONS

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Manager.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be permitted to make a distribution to the Member on account of its interest in the Company if such distribution would violate the TBOC or any other applicable law.

SECTION 15
BOOKS AND RECORDS

The officers shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by or under the direction and supervision of the Chief Financial Officer.  The Member, the Manager and their duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours.  The Company’s books of account shall be kept using the method of accounting determined by the Chief Financial Officer.  The Company’s independent auditor, if any, shall be an independent public accounting firm approved by the Manager.

SECTION 16
REPORTS

The officers shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Member as promptly as possible any such tax information as may be reasonably necessary to enable the Member to prepare its federal, state and local income tax returns relating to such fiscal year.

SECTION 17
OTHER BUSINESS

Notwithstanding any other duty existing at law or in equity, the Member and the Manager may engage in or possess an interest in other business ventures (connected or unconnected with the Company) of every kind and description, independently or with others, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

SECTION 18
EXCULPATION AND INDEMNIFICATION

(a)                                 To the fullest extent permitted by law, neither the Member or Manager or any officer, employee or agent of the Company nor any employee, officer, director, partner, representative, agent or Affiliate of the Member or the Manager (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, fraud or willful misconduct.

(b)                                 To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, fraud or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 by the Company shall be provided out of and to the extent of Company assets only, and neither the Member nor the Manager shall have personal liability on account thereof.

(c)                                  To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in investigating or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 18.

(d)                                 A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)                                  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person who is bound by this Agreement, such Covered Person acting under this Agreement shall not be liable to the Company or to any such other Covered Person who is bound by this Agreement for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such duties and liabilities of such Covered Person.

(f)                                   The foregoing provisions of this Section 18 shall survive any termination of this Agreement.

SECTION 19
TERMINATION

(a)                                 The Company shall be terminated, and its affairs shall be wound up, upon the first to occur of the following:  (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without termination in a manner permitted by this Agreement or the TBOC or (ii) the entry of a decree of judicial termination under Section 11-301 of the TBOC.

(b)                                 In the event of termination, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 11-053 of the TBOC.

(c)                                  The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Termination of a Domestic Entity shall have been filed in the manner required by the TBOC.

SECTION 20
BENEFITS OF AGREEMENT; NO THIRD-PARTY RIGHTS

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member.  Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

SECTION 21
SEVERABILITY OF PROVISIONS

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

SECTION 22
ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

SECTION 23
BINDING AGREEMENT

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member in accordance with its terms.

SECTION 24
GOVERNING LAW

This Agreement shall be governed by and construed under the laws of the State of Texas (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

SECTION 25
AMENDMENTS

This Agreement may be modified, altered, supplemented or amended only by a written agreement executed and delivered by the Member and the Manager.

SECTION 26
NOTICES

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at such address as may be designated for the Company pursuant to Section 2 (and until such designation, to the Company c/o the Member at its address as listed on Schedule B attached hereto), (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of any of the foregoing, at such other address as may be designated by written notice to the other parties.

SECTION 27
EFFECTIVENESS

This Agreement shall be effective as of the date first set forth above.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.

MEMBER:

USAC OPCO 2, LLC, a Texas limited liability company

By:	/s/ John Roberson
Name:	John Roberson
Title:	President

MANAGER:

S&R COMPRESSION (TEXAS), LLC, a Texas limited liability company

By:	/s/ John Roberson
Name:	John Roberson
Title:	Manager

SIGNATURE PAGE TO
LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE A

DEFINITIONS

A.                                    Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Affiliate” shall mean as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Texas on August 23, 2013, as amended or amended and restated from time to time.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Control” shall mean the power to direct the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, including the customary powers of a managing member of any limited liability company or any general partner of any limited partnership or any board of directors of any corporation or trust conferred by applicable law.

“Covered Persons” shall have the meaning set forth in Section 18(a).

“LLC Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Manager” means S&R Compression (Texas), LLC, or such other Manager or Managers as may be designated by the Member.

“Manager LLC Agreement” shall have the meaning set forth in Section 9(c).

“Member” means USAC OpCo 2, LLC, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Person” shall mean any natural person, corporation, partnership, limited liability company, firm, association, governmental authority or agency or any other public or private entity, whether acting in an individual, fiduciary or other capacity.

“TBOC” shall have the meaning set forth in the preamble to this Agreement.

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B.                                    Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause and Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

A-2

SCHEDULE B

MEMBER

Name	Mailing Address	Limited Liability Company Interest

USAC OpCo 2, LLC	6733 South Yale Avenue Tulsa, OK 74136	100%

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SCHEDULE C

OFFICERS

Officers of USAC Leasing 2, LLC
as of August 23, 2013

Title	Officer
President	John Roberson
Executive Vice President	Steve Mitchell
Executive Vice President	Robert Waldo
Treasurer	Ken Kinnear
Secretary	Frederic Dorwart

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